Exhibit (a)(1)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Common Stock and Series A Junior

Participating Preferred Stock Purchase Rights)

of

GOLD KIST INC.

at

$20.00 NET PER SHARE

by

PROTEIN ACQUISITION CORPORATION

a wholly owned subsidiary of

PILGRIM’S PRIDE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 27, 2006, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, TOGETHER WITH THE ASSOCIATED COMMON STOCK AND SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS (COLLECTIVELY, THE “SHARES”), THAT, WHEN ADDED TO THE SHARES THEN OWNED BY PILGRIM’S PRIDE CORPORATION (“PARENT”) OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES OF COMMON STOCK OF GOLD KIST INC. (THE “COMPANY”) ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS (OTHER THAN THE COMMON STOCK AND SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS (THE “RIGHTS”) ISSUED PURSUANT TO THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT, DATED AS OF JULY 9, 2004, BETWEEN THE COMPANY AND SUNTRUST BANK, AS RIGHTS AGENT), (II) PROTEIN ACQUISITION CORPORATION (“PURCHASER”) BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE BOARD OF DIRECTORS OF THE COMPANY HAS REDEEMED THE RIGHTS OR THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (AS DEFINED HEREIN), (III) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT NOMINEES OF PARENT OR OTHER PERSONS SATISFACTORY TO PARENT AND PURCHASER CONSTITUTE A MAJORITY OF THE MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY, (IV) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE OFFER AND THE MERGER HAVE BEEN APPROVED FOR PURPOSES OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (“DGCL §203”), OR THAT THE RESTRICTIONS OF DGCL §203 WILL BE INAPPLICABLE TO PARENT AND PURCHASER, (V) PURSUANT TO PARENT’S OR ITS DESIGNEE’S SEPARATE OFFER TO PURCHASE THE COMPANY’S 10 1/4% SENIOR NOTES DUE MARCH 15, 2014 (THE “GOLD KIST NOTES”), THERE SHALL HAVE BEEN VALIDLY TENDERED TO THE DEPOSITARY FOR SUCH SEPARATE OFFER AND NOT WITHDRAWN GOLD KIST NOTES (AND RELATED CONSENTS) REPRESENTING AT LEAST A MAJORITY IN AGGREGATE PRINCIPAL AMOUNT OF THE OUTSTANDING GOLD KIST NOTES, (VI) ALL WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS, INCLUDING THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED, (VII) PARENT HAVING AVAILABLE TO IT PROCEEDS OF THE FINANCINGS CONTEMPLATED BY ITS NEW CREDIT FACILITY AND ITS BRIDGE LOAN COMMITMENT LETTER AND/OR SUCH OTHER FINANCINGS THAT ARE SUFFICIENT TO CONSUMMATE THE OFFER AND THE PROPOSED MERGER AND TO REFINANCE ALL DEBT OF GOLD KIST (INCLUDING THE GOLD KIST NOTES) AND PARENT THAT IS OR COULD BE REQUIRED TO BE REPURCHASED OR BECOMES, OR COULD BE DECLARED, DUE AND PAYABLE AS A RESULT OF THE OFFER OR THE PROPOSED MERGER OR

THE FINANCING THEREOF AND TO PAY ALL RELATED FEES AND EXPENSES AND (VIII) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PARENT’S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO PARENT OF THE ACQUISITION OF THE COMPANY. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

PRIOR TO COMMENCING THE OFFER, PARENT ATTEMPTED TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY AND MAY CONTINUE TO DO SO. SUBJECT TO APPLICABLE LAW, PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE MERGER) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH PURCHASER WOULD TERMINATE THE OFFER, AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE RIGHT TO RECEIVE THE CONSIDERATION NEGOTIATED BY PARENT, PURCHASER AND THE COMPANY.

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. The associated Rights are currently evidenced by the certificates representing the Shares and, by tendering Shares, a stockholder will also tender the associated Rights. If the “separation time” (as defined in Article I of the Stockholder Protection Rights Agreement) occurs prior to the expiration of the Offer, stockholders will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share.

A stockholder who desires to tender Shares and whose certificates evidencing such Shares (and, if applicable, associated Rights) are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

September 29, 2006

SUMMARY TERM SHEET

Protein Acquisition Corporation, a wholly owned subsidiary of Pilgrim’s Pride Corporation, is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Gold Kist Inc. (together with, if still outstanding, the associated common stock and Series A Junior Participating Preferred Stock purchase rights) for $20.00 net per share in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

•	We are Protein Acquisition Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of Pilgrim’s Pride Corporation. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer. See Section 8.

•	Pilgrim’s Pride Corporation, a Delaware corporation, is the second-largest chicken producer in the United States and Mexico and the largest chicken producer in Puerto Rico. Pilgrim’s Pride Corporation employs approximately 40,000 people and has major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, Florida, Iowa, Mississippi and Utah. Pilgrim’s Pride Corporation products are sold to foodservice, retail and frozen entree customers. Pilgrim’s Pride Corporation’s primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. See Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•	We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, including the associated common stock and Series A Junior Participating Preferred Stock purchase rights, of Gold Kist Inc. See the “Introduction” and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•	We are offering to pay $20.00 per share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal. If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee who tenders your shares on your behalf, your broker, dealer, commercial bank, trust company or nominee may charge a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or nominee to determine whether any charges or commissions will apply. See the “Introduction” and Sections 1 and 5.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•

We are not obligated to purchase any shares of Gold Kist common stock unless (i) there have been validly tendered and not withdrawn prior to the expiration of the offer at least the number of shares of

i

Gold Kist common stock that, when added to the shares of Gold Kist common stock already owned by Pilgrim’s Pride or any of its subsidiaries, shall constitute a majority of the then outstanding shares of Gold Kist common stock on a fully diluted basis, (ii) we are satisfied, in our sole discretion, that Gold Kist Inc.’s Board of Directors has redeemed the common stock and Series A Junior Participating Preferred Stock purchase rights or that the rights have been invalidated or are otherwise inapplicable to the offer and the merger, (iii) we are satisfied, in our sole discretion, that nominees of Pilgrim’s Pride or other persons satisfactory to us constitute a majority of the members of the Gold Kist Board of Directors, (iv) we are satisfied, in our sole discretion, that the offer and the merger have been approved by the Board of Directors of Gold Kist Inc. for purposes of Section 203 of the Delaware General Corporation Law, as amended, or that the restrictions of Section 203 of the Delaware General Corporation Law will be inapplicable to us and to Pilgrim’s Pride, (v) pursuant to Pilgrim’s Pride’s or its designee’s separate offer to purchase Gold Kist’s 10 1/4% Senior Notes due March 15, 2014, there shall have been validly tendered to the depositary for such separate offer and not withdrawn Gold Kist notes (and related consents) representing at least a majority in aggregate principal amount of the outstanding Gold Kist notes, (vi) all waiting periods under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, (vii) Pilgrim’s Pride having available to it proceeds of the financings contemplated by its new credit facilities and its bridge loan commitment letter and/or such other financings that are sufficient to consummate the Offer and the proposed merger and to refinance all debt of Gold Kist (including the Gold Kist notes) and Pilgrim’s Pride that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the proposed merger or the financing thereof and to pay all related fees and expenses and (viii) Gold Kist not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Pilgrim’s Pride’s ability to acquire Gold Kist or otherwise diminishing the expected economic value to Pilgrim’s Pride of the acquisition of Gold Kist. See Section 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•	Yes. Pilgrim’s Pride has arranged new debt financing to finance the purchase of all of the shares pursuant to our tender offer and the proposed merger, finance the separate offer to purchase the Gold Kist notes, refinance certain debt of Pilgrim’s Pride and Gold Kist, and their respective subsidiaries, provide for working capital and pay fees and expenses related to the transactions. Pilgrim’s Pride has entered into a credit agreement with CoBank, ACB, as lead arranger and co-syndication agent, and sole book runner, and as administrative, documentation and collateral agent, Agriland, FCS, as co-syndication agent, and as a syndication party, and the other syndication parties signatory thereto. The credit agreement provides for an aggregate commitment of $1.225 billion consisting of a $795 million revolving/term loan commitment and a $430 million term loan commitment. All borrowings are subject to the availability of eligible collateral and no material adverse change provisions. The facility is presently secured by certain fixed assets. Borrowings under the revolving/term loan commitment are available on a revolving basis until September 21, 2011, at which time the outstanding borrowings will be converted to a term loan. Borrowings under the term loan commitment are available until not later than March 21, 2007. The loans have a final maturity on September 21, 2016. Pilgrim’s Pride has also obtained a commitment letter from Lehman Brothers Inc. and Lehman Brothers Commercial Bank, an affiliate of Lehman Brothers Inc. pursuant to which, subject to specified conditions, Lehman Brothers Commercial Bank has agreed to make available a $450 million senior unsecured bridge loan facility. See Section 9. Pilgrim’s Pride expects to repay amounts outstanding under these debt financings out of cash from operations and the proceeds from other short- and long-term debt or other financings, although Pilgrim’s Pride does not have any firm plans with respect to other capital raising transactions. We will need approximately $1.3 billion to purchase all of the outstanding shares pursuant to the offer, to purchase the Gold Kist Notes and to pay related fees and expenses. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	The financial condition of Pilgrim’s Pride is relevant to any decision to tender shares because this tender offer is contingent upon our having received proceeds of the financings contemplated by its new credit agreement and its bridge loan commitment letter or such other financings that are sufficient to consummate our offer and the proposed merger and to refinance all debt of Pilgrim’s Pride and Gold Kist that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of our offer or the proposed merger or the financing thereof and to pay all related fees and expenses. Although we have entered into our new credit agreement and obtained the bridge loan commitment letter, we cannot guarantee that Pilgrim’s Pride will be able to obtain the financings contemplated by these agreements. You should consider all of the information concerning the financial condition of Pilgrim’s Pride included or incorporated by reference into this Offer to Purchase before deciding to tender shares in our offer. See Section 9.

WHAT ARE THE GOLD KIST SERIES A JUNIOR PREFERRED STOCK PURCHASE RIGHTS?

•	The Gold Kist Series A Junior Preferred Stock purchase rights were created pursuant to the implementation of Gold Kist’s shareholder rights plan, or “poison pill,” in 2004, but currently are not represented by separate certificates. Instead, they are represented by the certificates for your shares. Presently, each such certificate represents not only shares of common stock but also the corresponding right to purchase, at a price of $60.00, one one ten-thousandth of a share of Series A Junior Preferred Stock per share of common stock represented by such certificate. The right to purchase such preferred stock is not exercisable until a “Separation Time” as defined in the rights agreement occurs. Unless Gold Kist’s board of directors elects to redeem the poison pill and, thus, terminate the stock purchase rights or acts to postpone the distribution of such rights, our offer will likely result in the Separation Time for the preferred stock purchase rights ten business days following the commencement of this offer with no further action from any party. It is a condition of the offer that we are satisfied, in our sole discretion, that Gold Kist Inc.’s Board of Directors has redeemed the Series A Junior Participating Preferred Stock purchase rights or that the rights have been invalidated or are otherwise inapplicable to the offer and the merger. See Section 7.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•	You will have at least until Midnight, New York City time, on Friday, October 27, 2006, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	We may, without the consent of Gold Kist Inc., but subject to applicable law, extend the period of time during which the offer remains open. We may extend the offer if the conditions to the offer have not been satisfied. In addition, we may also elect to provide a “subsequent offering period” for the offer. A subsequent offering period, if we include one, will be an additional period of not less than three business days nor more than 20 business days after we have accepted for payment and made payment for shares in the offer. You will not have withdrawal rights during any subsequent offering period. See Sections 1 and 2.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform Mellon Investor Services LLC, the Depositary for the offer, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

•	To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Mellon Investor Services LLC, the Depositary for the offer, not later than the time the offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. If your shares are held in street name (i.e., through a broker, dealer or other nominee), your shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

If you are unable to deliver any required document or instrument to the Depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3.

In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3) and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares.

UNTIL WHEN MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	You may withdraw previously tendered shares any time prior to the expiration of the offer and, unless we have accepted the shares for payment pursuant to the offer, you may also withdraw tendered shares at any time after November 27, 2006. Shares tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES THE BOARD OF DIRECTORS OF GOLD KIST INC. THINK OF THE OFFER?

•	As of the date of this Offer to Purchase, Gold Kist’s board of directors has not commented on the offer, other than acknowledging that Pilgrim’s Pride Corporation had announced its intention to make the offer and advising Gold Kist’s stockholders to take no action pending the board’s review of the offer and recommendation to stockholders of its position. Within 10 business days after the filing of this Offer to Purchase and the commencement of the offer, Gold Kist is required by Rule 14d-9 under the Securities Exchange Act of 1934, as amended, to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it expresses no opinion and remains neutral toward the offer or that it has no opinion with respect to the offer. Gold Kist statement must also include the reasons for the position it takes. See the “Introduction.”

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•	If we accept for payment and pay for at least the number of shares that, when added to the shares already owned by Pilgrim’s Pride Corporation or any of its subsidiaries, shall constitute a majority of the outstanding shares on a fully diluted basis, we intend to merge with and into Gold Kist Inc. If we acquire at least 90% of the outstanding shares, the merger will be carried out as a “short-form” merger under the Delaware General Corporation Law which will not require any vote or approval by Gold Kist’s Board of Directors or remaining public stockholders. In either case, if the merger occurs, Gold Kist Inc. will become a wholly owned subsidiary of Pilgrim’s Pride Corporation, and each issued and then outstanding share (other than any shares held in the treasury of Gold Kist Inc., or owned by Pilgrim’s Pride Corporation, Purchaser or any of Pilgrim’s Pride Corporation’s other subsidiaries and other than any shares held by Gold Kist stockholders properly seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $20.00 per share, in cash (or any greater amount per share paid pursuant to the offer), without interest (subject to applicable withholding taxes). See the “Introduction.”

IF A MAJORITY OF SHARES ARE TENDERED, WILL GOLD KIST INC. CONTINUE AS A PUBLIC COMPANY?

•	If the merger occurs, Gold Kist Inc. will no longer be publicly owned. However, even if the merger does not occur, if we purchase all tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the Nasdaq Global Select Stock Market or any other securities market. If that occurs, there may not be a public trading market for the shares, or any public trading market may be highly illiquid. In addition, Gold Kist Inc. may be eligible to cease making filings with the Securities and Exchange Commission or otherwise to cease complying with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•	If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you had tendered your shares in the offer.

•

If you decide not to tender your shares in the offer and the merger does not occur, and we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the Nasdaq Global Select Stock Market or any other securities market. If that occurs, there may not be a public trading market for the shares, or any public trading market may be highly illiquid. In addition, Gold Kist Inc. may be eligible to cease making

v

filings with the Securities and Exchange Commission or otherwise to cease complying with Securities and Exchange Commission rules relating to publicly held companies. If we purchase shares in the offer, we currently intend to take all steps within our control to cause the merger to occur. Prior to the merger or, if the merger does not occur as described above, we and our affiliates (including Pilgrim’s Pride Corporation) reserve the right at any time, subject to applicable law, to purchase shares of common stock in the open market, through privately negotiated sales or otherwise at any time we may determine, whether higher or lower than that paid in the offer. See Section 13.

•	Following the offer, it is possible that the shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your shares may no longer be used as collateral for loans made by brokers. See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On August 18, 2006, the day on which we announced, after the close of trading, our proposal to enter into a business combination with Gold Kist, the last reported closing price per share reported on the Nasdaq Global Select Stock Market was $12.93. On September 27, 2006, the last full trading day before Pilgrim’s Pride announced this Offer to Purchase, the last reported closing price per share reported on the Nasdaq Global Select Stock Market was $20.93. See Section 6.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Innisfree M&A Incorporated, the Information Agent, at (877) 687-1874 (toll-free from the U.S. and Canada) or (412) 232-3651 (from outside the U.S. and Canada) or Credit Suisse Securities (USA) LLC, the Dealer Manager, at (888) 575-4246. See the back cover of this Offer to Purchase.

To the Holders of Common Stock

of Gold Kist Inc:

INTRODUCTION

Protein Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pilgrim’s Pride Corporation, a Delaware corporation (“Parent”), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Gold Kist Inc., a Delaware corporation (the “Company”) together with, if still outstanding, the associated common stock and Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of July 9, 2004, between the Company and SunTrust Bank, as Rights Agent (the “Rights Agreement”), for $20.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (as may be amended or supplemented from time to time, this “Offer to Purchase”) and in the accompanying Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with this Offer to Purchase, the “Offer”). See Section 8 for additional information concerning Parent and Purchaser.

Tendering stockholders who are record owners of their Shares and tender directly to Mellon Investor Services LLC, the Depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee who tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or nominee may charge a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of Credit Suisse Securities (USA) LLC, which is acting as Dealer Manager for the Offer (the “Dealer Manager”), the Depositary and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer. See Section 16.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Parent currently intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger or other similar business combination with Purchaser or another direct or indirect subsidiary of Parent (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares held by the Company, Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent or the Company and Shares held by stockholders of the Company who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”)) shall be canceled and converted automatically into the right to receive $20.00 per Share, in cash (or any greater amount per Share paid pursuant to the Offer), without interest (subject to applicable withholding taxes).

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS (OTHER THAN THE RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT) (“THE MINIMUM CONDITION”), (II) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE BOARD OF DIRECTORS OF THE COMPANY

HAS REDEEMED THE RIGHTS OR THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (THE “RIGHTS CONDITION”), (III) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT NOMINEES OF PARENT OR OTHER PERSONS SATISFACTORY TO PARENT AND PURCHASER CONSTITUTE A MAJORITY OF THE MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD CONDITION”), (IV) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE OFFER AND THE MERGER HAVE BEEN APPROVED FOR PURPOSES OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (“DGCL §203”), OR THAT THE RESTRICTIONS OF DGCL §203 WILL BE INAPPLICABLE TO PARENT AND PURCHASER (THE “DGCL §203 CONDITION”), (V) PURSUANT TO PARENT’S OR ITS DESIGNEE’S SEPARATE OFFER TO PURCHASE THE COMPANY’S 10 1/4% SENIOR NOTES DUE MARCH 15, 2014 (THE “GOLD KIST NOTES”), THERE SHALL HAVE BEEN VALIDLY TENDERED TO THE DEPOSITARY FOR SUCH SEPARATE OFFER AND NOT WITHDRAWN GOLD KIST NOTES (AND RELATED CONSENTS) REPRESENTING AT LEAST A MAJORITY IN AGGREGATE PRINCIPAL AMOUNT OF THE OUTSTANDING GOLD KIST NOTES (THE “GOLD KIST NOTES CONDITION”), (VI) ALL WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS, INCLUDING THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE “HSR ACT”), HAVING EXPIRED OR BEEN TERMINATED (THE “HSR CONDITION”), (VII) PARENT HAVING AVAILABLE TO IT PROCEEDS OF THE FINANCINGS CONTEMPLATED BY ITS NEW CREDIT FACILITY AND ITS BRIDGE LOAN COMMITMENT LETTER AND/OR SUCH OTHER FINANCINGS THAT ARE SUFFICIENT TO CONSUMMATE THE OFFER AND THE PROPOSED MERGER AND TO REFINANCE ALL DEBT OF THE COMPANY (INCLUDING THE GOLD KIST NOTES) AND PARENT THAT IS OR COULD BE REQUIRED TO BE REPURCHASED OR BECOMES, OR COULD BE DECLARED, DUE AND PAYABLE AS A RESULT OF THE OFFER OR THE PROPOSED MERGER OR THE FINANCING THEREOF AND TO PAY ALL RELATED FEES AND EXPENSES (THE “FINANCING CONDITION”) AND (VIII) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PARENT’S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO PARENT OF THE ACQUISITION OF THE COMPANY (THE “IMPAIRMENT CONDITION”). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

DGCL §203 is a provision of Delaware law that prohibits an “interested stockholder” (generally, the owner of 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate of such a 15% owner) of a publicly held Delaware corporation (other than a corporation that has “opted out” of the provisions of DGCL §203) from engaging in certain business combinations with the corporation for a period of three years from the time the stockholder became an interested stockholder, unless (i) prior to such time, the corporation’s board approved either the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon consummation of the transaction resulting in interested stockholder status, the interested stockholder owned at least 85% of the corporation’s voting stock, other than shares held by directors who are also officers and certain employee stock plans or (iii) the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of the corporation’s stockholders by the affirmative vote of at least 66 2/3% of the outstanding stock not owned by the interested stockholder. These requirements of DGCL §203 would, if applicable to the Merger, render stockholder approval of the Merger based solely upon a vote of the Shares owned by Purchaser following consummation of the Offer impossible even if the Minimum Condition has been satisfied, unless the Offer results in Purchaser’s acquisition of at least 85% of the Company’s Common Stock. Accordingly, the Purchaser must be satisfied, in its sole discretion, that the Offer and the Merger have been approved for purposes of DGCL §203 or that the restrictions of DGCL §203 will be inapplicable to Parent and Purchaser.

On the same day that Parent commenced the Offer, Parent commenced a tender offer for the Gold Kist Notes. Parent or its designee will pay to holders who tender their Gold Kist Notes consideration reasonably calculated by Parent, after consultation with Parent’s financial advisors, necessary to obtain the tender of a majority of the aggregate principal amount of the outstanding Gold Kist Notes and related consents. In conjunction with the offer to purchase the Gold Kist Notes, Parent is soliciting consents to amend certain provisions of the Indenture dated as of March 10, 2004, among the Company as issuer, certain subsidiaries of the Company as guarantors and U.S. Bank National Association, as trustee ( the “Gold Kist Indenture”), for the purpose of eliminating or modifying substantially all of the restrictive covenants, events of default and certain other provisions of the Gold Kist Indenture. Execution of a supplemental indenture adopting the proposed amendments to the Gold Kist Indenture is a condition to consummation of the tender offer for the Gold Kist Notes.

As of the date of this Offer to Purchase, the Company’s board of directors (the “Board”) has not commented on the Offer other than acknowledging that Parent had announced its intention to make the Offer and advising the Company’s stockholders to take no action pending the Board’s review of the Offer and recommendation to stockholders of its position. Within 10 business days after the date of the filing of this Offer to Purchase and the commencement of the Offer, the Company is required by Rule 14d-9 under the Exchange Act to publish, send or give to the Company’s stockholders and to file with the Securities and Exchange Commission (the “Commission”) a statement that the Company (i) recommends acceptance or rejection of the Offer, (ii) expresses no opinion and remains neutral toward the Offer or (iii) has no opinion with respect to the Offer. The Company’s statement must also include the reasons for the position it takes (including, if applicable, describing why it is has no opinion with respect to the Offer).

Prior to commencing the Offer, Parent and Purchaser attempted to negotiate a business combination with the Company and may continue to do so. Subject to applicable law, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the Merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer, and the Shares would, upon consummation of the Merger, be converted into the right to receive the consideration negotiated by Parent, Purchaser and the Company.

Prior to the conversion of the Company from a cooperative marketing association to a corporation in 2004 and the Company’s subsequent initial public offering, Parent submitted to the Company several proposals to acquire the Company. On September 24, 2004, Parent delivered a proposal that offered a gross consideration of $740.0 million for the equity interests of the Company, subject to certain deductions. The Company’s Board of Directors notified Parent that it had determined to complete the conversion and the offering rather than accept any of Parent’s proposals.

Commencing in February 2006, Parent has submitted to the Company several proposals for a negotiated business combination with the Company. These proposals were each rejected by the Company’s Board of Directors. On June 26, 2006, Parent submitted a revised proposal to purchase all of the Company’s common stock at $20.00 per share, with up to 40%-45% of the consideration payable, at the Company’s option, in Parent common stock. In response to this proposal, a meeting was held on July 25, 2006 between officers of Parent and the Company’s Chief Executive Officer, its Chairman and two of its independent directors. At this meeting, the Company informed Parent that the Company believed that alternative opportunities are available to it to create value for holders of the Company’s common stock and suggested that Parent’s proposal did not reflect all the potential synergies available in a business combination between Parent and the Company. On August 11, 2006, in a letter to the Company’s Chief Executive Officer, Parent reaffirmed its interest in a business combination with the Company at $20.00 per share and submitted a proposed mutual non-disclosure agreement to the Company, which also provided for a 30-day exclusive negotiating period for Parent and a mutual standstill arrangement for the same period. The letter also indicated that if the Company could quantify synergies from a combination in excess of those Parent had identified from publicly available information relating to the Company, Parent would consider sharing such additional value with the Company’s stockholders. Parent requested a response from the Company by August 18, 2006, which was the last possible date for nominations of directors for election at the Company’s 2007 Annual Meeting. The Company did not respond in writing to Parent’s August 11 letter.

On August 18, 2006, Parent delivered a letter to the Company’s Board of Directors proposing to acquire all of the Company’s common stock for an all cash purchase price of $20.00 per share. Parent’s letter indicated that it was willing to consider alternative forms of consideration, including a mix of cash and Parent common stock. Parent’s letter also stated that while Parent’s goal continued to be a negotiated transaction with the Company, the lack of progress in Parent’s discussions with the Company, including the lack of response to Parent’s August 11 letter, had caused Parent to appeal directly to the Company’s stockholders. Contemporaneously with the delivery of its letter, Parent issued a press release announcing that it had made its proposal to the Company’s Board of Directors and containing the full text of Parent’s letter to the Company’s Board of Directors. See Section 10 for the complete text of Parent’s August 18 letter to the Company’s Board of Directors. After unsuccessful efforts to negotiate a mutually agreeable transaction, Parent commenced the Offer on September 29, 2006. See Section 10.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OF PARENT. ANY SUCH OFFER, IF MADE, MAY BE MADE ONLY BY A PROSPECTUS COMPLYING WITH THE APPLICABLE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES LAWS.

At the same time Parent delivered its August 18 proposal to the Company’s Board of Directors, O.B. Goolsby, Jr., Parent’s President and Chief Executive Officer also delivered a Notice of Stockholder Proposals and Director Nominations (the “Notice”) to the Company. The proposals contained in the Notice seek to designate Mr. Goolsby as the presiding officer at the Company’s 2007 annual meeting, to increase the number of directors constituting the entire Board of Directors of the Company to 15, and to fill the newly-created directorships resulting from such increase with the nominees listed by Mr. Goolsby in the Notice. The Notice also contains nominations for directors to fill the three director positions scheduled to expire at the Company’s 2007 annual meeting of stockholders. The persons so nominated in the Notice are Jane T. Brookshire, Robert S. Hendrix, Joseph C. Moran, Michael A Pruitt, J. Clinton Rivers, Walter F. Shafer, III, Tim Thomas, Gary D. Tucker and Robert. A. Wright (the “Parent Nominees”), each of whom is an officer of Parent. In a letter accompanying the Notice, Parent stressed that the Notice had been delivered on August 18, 2006 to comply with the advance notice requirement for stockholder proposals under the Company’s By-laws and because that was the deadline specified in the Company’s 2006 proxy statement for delivery of stockholder proposals for the 2007 annual meeting, but that Parent’s preferred course of action would be a negotiated transaction with the Company.

If Parent and Purchaser elect not to pursue a negotiated transaction, or if Parent and the Company are unable to agree upon a negotiated transaction, Parent intends to file soliciting materials with the Commission and to solicit proxies for use at the Company’s 2007 annual meeting in support of the proposals to designate Mr. Goolsby as the presiding officer at the meeting, to expand the size of the Company’s Board of Directors and to elect the Parent Nominees to fill both the newly created directorships resulting from such expansion and the director positions scheduled to expire at that meeting. Information regarding the Parent Nominees and a description of their direct or indirect interests in the solicitation, by security holdings or otherwise, is contained in the Form 425 filed by Parent with the Commission on August 24, 2006. If Mr. Goolsby’s proposals receive the requisite stockholder vote and all the Parent nominees are elected to the Board of Directors, the Parent Nominees will constitute a majority of the Board and the Board Condition will be satisfied. Purchaser believes that the Parent Nominees, subject to fulfillment of the fiduciary duties that they would have as directors of the Company, would consider taking action to remove certain obstacles to the stockholders of the Company determining whether to accept the Offer or otherwise consummate the Offer and the Merger, including taking action to (i) redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the

Merger), which would satisfy the Rights Condition, (ii) satisfy the DGCL §203 Condition and (iii) take any other action that may be desirable or necessary to expedite prompt consummation of the Offer and the Merger. Accordingly, election of the Parent Nominees could allow the stockholders of the Company to determine whether to accept the Offer and could expedite the prompt consummation of the Offer and the Merger. Assuming, therefore, that the Offer and Merger have not been consummated at the time of the Company’s 2007 annual meeting of stockholders, the annual meeting would serve as a referendum of the Company’s stockholders to indicate whether they desire the Company’s Board of Directors to take the necessary steps to enable Parent and Purchaser to consummate the Offer and the Merger.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE 2007 ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS. ANY SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

According to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2006, filed on August 9, 2006 with the Commission, as of August 9, 2006, there were 51,036,806 Shares outstanding and 1,964,000 Shares subject to grants and awards made under the Company’s share-based compensation plans. Parent currently owns ten Shares which Mr. Goolsby contributed to Parent on September 19, 2006. Mr. Goolsby currently owns 2,990 Shares, which he acquired in open market transactions. Based on the foregoing and assuming that (i) no Shares are issued or acquired by the Company after August 9, 2006 (other than as described in clause (iii) below), (ii) no options, rights or other equity awards were granted after July 1, 2006 and (iii) no Shares subject to issuance under the Company’s share-based compensation plans are currently outstanding but all 1,964,000 Shares subject to such grants and awards are issued at or prior to the consummation of the Offer, there would be 53,000,806 Shares outstanding immediately following consummation of the Offer and, as a result, the Minimum Condition would be satisfied if Purchaser acquired 26,500,394 Shares, including the Shares owned by Mr. Goolsby.

Purchaser may, in its discretion, but subject to applicable law, extend the period of time during which the Offer remains open. Purchaser may extend the Offer whether or not any condition referred to in Section 14 has been satisfied or whether or not any of the events specified in Section 14 have occurred. In addition, Purchaser may elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if included, will be an additional period of not less than three business days nor more than 20 business days after Purchaser has accepted for payment and made payment for Shares in the Offer. Stockholders will not have withdrawal rights during any subsequent offering period.

No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under the DGCL, in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company’s stockholders. See Section 11.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. “Expiration Date” means Midnight, New York City time, on Friday, October 27, 2006, unless and until Purchaser shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

The Offer is subject to the conditions set forth under Section 14, including, without limitation, the satisfaction of the Minimum Condition, the Rights Condition, the Board Condition, the DGCL §203 Condition, the Gold Kist Notes Condition, the HSR Condition, the Financing Condition and the Impairment Condition. Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right to waive any such condition, in whole or in part, in its sole discretion, other than the Minimum Condition, which Parent and Purchaser will not waive. Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer.

Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (but will not be obligated) (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock, you are automatically tendering the same number of Rights. However, the Rights Agreement provides that ten business days after the first public announcement of an intention to commence a tender offer, or such later date as may be fixed by the Board, the Rights shall detach and separate certificates evidencing the Rights will be issued by the Rights Agent as soon as practicable thereafter. As of the date of this Offer to Purchase, the Company has not made any further disclosure with respect to such date. If such date occurs prior to the expiration of the Offer, tendering stockholders will be required to deliver Rights certificates with their Common Stock. See Section 7.

If Purchaser increases or decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of ten business days from, and including, the date of such notice. If Purchaser makes a material change in the terms of the Offer (other than a change in the price to be paid in the Offer or the percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow stockholders to consider the amended terms of the Offer. In a published release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date that the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of the price to be paid in the offer or the percentage of shares sought in the offer, a minimum of ten business days may be required to allow adequate dissemination and investor response.

If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Purchaser may elect to provide a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the Commission, Purchaser may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the “Subsequent Offering Period”), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser’s obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release or other public announcement on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, a “business day” means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Purchaser is making a request to the Company for its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing by Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects. Purchaser also intends to make a request to the Company pursuant to Section 220(b) of the DGCL to inspect the Company’s stock ledger, a list of the Company’s stockholders and the Company’s other books and records.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment promptly after the Expiration Date all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 and, if the Separation Date occurs prior to the expiration of the Offer, certificates for Rights (or a Book-Entry Confirmation of a book-entry transfer of such Rights, if available), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates (including, if the Separation Time occurs prior to the expiration of the Offer, certificates for the Rights) evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL

BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange (“NYSE”) trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer, other than the Minimum Condition, to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to Purchaser that (i) such stockholder owns the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of the tendered Shares), (ii) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares) and (iii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing the Letter of Transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

Backup Withholding. Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer or the Merger. In order to prevent backup withholding with respect to payments to certain stockholders for Shares sold pursuant to the Offer or cash received pursuant to the Merger, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish an exemption. Certain stockholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer or the Merger may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer or the Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-U.S. stockholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

4. Withdrawal Rights.

Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and acceptance for payment by Purchaser pursuant to the Offer. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material U.S. Federal Income Tax Consequences.

The following is a general discussion of the material U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to the right to receive cash in the Merger (a “Holder”). This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” constructive sale or other integrated investment, or to certain types of Holders (including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, dealers in securities and persons whose functional currency is not the U.S. dollar) that may be subject to special rules. This discussion does not address the U.S. federal income tax consequences to a Holder that, for U.S. federal income tax purposes, is a non-resident alien individual, a non-U.S. corporation, a non-U.S. partnership or a non-U.S. estate or trust and does not consider the effect of any state, local, non-U.S. or other tax laws.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Holder’s adjusted tax basis in Shares tendered pursuant to the Offer or surrendered in the Merger. Gain or loss must be determined separately for each block of Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares for more than one year at the time of the completion of the Offer or consummation of the Merger. For certain non-corporate Holders (including individuals), long-term capital gains generally are subject to preferential rates of U.S. federal income tax. There are limitations on the deductibility of capital losses under the Code.

Payments in connection with the Offer or Merger may be subject to “backup withholding” at a rate of 28% unless a Holder (i) provides a correct TIN (which, for an individual Holder, is the Holder’s social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and, in either case, otherwise complies with applicable requirements of the backup withholding rules. A Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). Holders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each Holder should consult its tax advisor as to such Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6. Price Range of Shares; Dividends.

The Shares are listed and principally traded on the Nasdaq Global Select Stock Market under the symbol “GKIS.” The following table sets forth, for the quarters indicated commencing October 7, 2004, the date on which the Company’s Shares commenced trading on the Nasdaq Global Select Stock Market in connection with the Company’s initial public offering of the Shares, the high and low sales prices per Share on the Nasdaq Global Select Stock Market. According to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005 (the “Company 10-K”), the Company has not declared any cash dividends on its common stock since its conversion from a cooperative marketing association to a for-profit business corporation in October 2004, the Company’s Board of Directors does not presently intend to pay cash dividends in the future on its common stock and the Company currently intends to retain all of its earnings in the foreseeable future to finance the operation and expansion of the Company’s business.

Shares Market Data

	High	Low
Quarter Ended:
January 1, 2005	$14.14	$11.00
April 2, 2005	17.13	13.26
July 2, 2005	23.21	13.78
October 1, 2005	23.36	16.63
December 31, 2005	19.86	14.87
April 1, 2006	15.13	11.72
July 1, 2006	15.27	11.46
September 30, 2006 (through September 27, 2006)	20.93	12.62

On August 18, 2006, the day on which we announced, after the close of trading, our proposal to enter into a business combination with the Company, the last reported closing price per share reported on the Nasdaq Global Select Stock Market was $12.93. On September 27, 2006, the last full trading day before Parent announced this Offer to Purchase, the last reported closing price per share reported on the Nasdaq Global Select Stock Market was $20.93. According to the Company 10-K, as of December 8, 2005, the number of holders of record of the Shares was 1,775.

Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Purchaser and Parent have relied upon the accuracy of such information included in publicly available information on the Company and have not made any independent attempt to verify the accuracy of such information. Non-public information concerning the Company was not available to Parent for the purpose of preparing this Offer to Purchase. The Company has not cooperated with Parent in, and has not been involved in, the preparation of this Offer to Purchase and has not verified the information contained in this Offer to Purchase relating to the Company. Publicly available information concerning the Company may contain errors. While Parent has no knowledge that would indicate that any statements contained herein, including statements incorporated by reference, regarding the Company or its operations, financial condition or condition in general, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue, Parent was not involved in the preparation of such information and statements

General. According to the Company 10-K, the Company is a Delaware corporation with its principal executive offices located at 244 Perimeter Center Parkway, N.E., Atlanta, GA 30346. The telephone number of the Company is (770) 393-5000. According to the Company 10-K, the Company is the third largest integrated broiler company in the United States, accounting for over 9% of chicken, or broiler, meat produced in the United States in 2004. In addition, the Company stated in the Company 10-K that it believes it is the largest producer in terms of dollar volume of private label broiler products in the United States. The Company operates a fully-integrated broiler production, processing and marketing business. The Company’s broiler production operations include nine broiler complexes located in Alabama, Florida, Georgia, North Carolina and South Carolina. Each complex operates in a different geographic region and includes pullet (young hens less than 26 weeks old grown as replacement hens for breeding) and breeder (hatching egg) flocks, broiler flocks, one or more hatcheries, one or more feed mills and one or more poultry processing plants. Three complexes also have rendering plants to process by-products. For the fiscal year ended October 1, 2005, the Company produced and marketed approximately 3.3 billion pounds of ready-to-cook broiler products. The Company’s broiler products include whole broilers, cut-up broilers, segregated broiler parts and further-processed products packaged in various forms, including fresh bulk ice pack, chill pack and frozen. The Company sells its products to over 3,000 customers in the retail, industrial, food service and export markets.

Preferred Stock Purchase Rights. The following description of the Rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as an Exhibit to Amendment No. 1 to the Company’s registration statement on Form S-4 (No. 333-116066) filed with the Commission on July 14, 2004.

The Company adopted the Rights Agreement in connection with the initial public offering of the Company’s common stock. Under the Rights Agreement, each share of common stock that the Company issues will be associated with one preferred stock purchase Right. Each of these Rights entitles its holder to purchase, at a purchase price of $60.00, subject to adjustment, one one ten-thousandth of a share of Series A Junior Participating Preferred Stock under circumstances provided for in the Rights Agreement.

Until the “Separation Time” under the Rights Agreement occurs, the Rights will:

•	not be exercisable;

•	be represented by the same certificate that represents the Shares with which the Rights are associated; and

•	trade together with those Shares.

The Rights will expire at the close of business on July 9, 2014, unless earlier redeemed or exchanged by the Company.

Following a “Separation Time,” the Rights would become exercisable and the Company would issue separate certificates representing the Rights, which would trade separately from the Shares.

The “Separation Time” would occur upon the earlier of:

•	ten days after a public announcement that a person has become an “Acquiring Person” (or such later time as is fixed by the Board prior to the Separation Time) and

•	ten business days after a person commences or announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an “Acquiring Person.”

Under the Rights Agreement, a person becomes an “Acquiring Person” if the person, alone or together with a group, acquires beneficial ownership of 20% or more of the outstanding shares of the Company’s common stock. However, an “Acquiring Person” shall not include the Company, any of the Company’s subsidiaries, any of the Company’s employee benefit plans, or any person or entity acting pursuant to such employee benefit plans. The Rights Agreement also contains provisions designed to prevent the inadvertent triggering of the Rights under certain circumstances.

If any person becomes an Acquiring Person, each holder of a Right, other than the Acquiring Person, will be entitled to purchase, at the purchase price, a number of shares of the Company’s common stock having a market value equal to two times the purchase price. If an Acquiring Person owns 90% or more of the Company’s common stock or controls its Board of Directors and:

•	the Company merges or enters into any similar business combination transaction and the Shares that are owned by the Acquiring Person are treated differently than those Shares owned by the Company’s other stockholders;

•	the Company merges or enters into any similar business combination transaction with an Acquiring Person; or

•	more than 50% of the Company’s assets or assets representing 50% or more of its cash flow or operating income is sold or transferred;

each holder of a Right, other than the Acquiring Person, will be entitled to purchase, at the purchase price, a number of shares of common stock of the surviving entity having a market value equal to two times the purchase price.

After a person becomes an Acquiring Person, but prior to such person acquiring more than 50% of the Company’s outstanding shares of common stock, the Company’s Board of Directors may exchange the Rights, other than Rights owned by the Acquiring Person, at an exchange ratio of one share of common stock, or one one-ten thousandth of a share of Series A Junior Participating Preferred Stock, or of a share of the Company’s preferred stock having equivalent rights, preferences and privileges, for each Right.

At any time until the tenth day after the public announcement by the Company that a person has become an Acquiring Person (or such other date fixed by the Board of Directors prior to such date), the Company’s Board of Directors may redeem all of the Rights at a redemption price of $0.01 per Right. On the redemption date, the Rights will expire and the only entitlement of the holders of Rights will be to receive the redemption price.

A holder of Rights will not, as such, have any rights as a stockholder of the Company, including rights to vote or receive dividends.

For so long as the Rights are redeemable, the Company’s Board of Directors may amend any provisions in the Rights Agreement without the approval of any holders of the Rights. At any time when the Rights are no longer redeemable, the Company Board of Directors may amend the provisions of the Rights Agreement without the approval of any holders of the Rights in order to:

•	cure any ambiguity;

•	correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provisions in the Rights Agreement;

•	make any changes necessary or desirable that shall not materially adversely affect the holders of Rights generally, other than an Acquiring Person; or

•	change or supplement the provisions in the Rights Agreement in any manner which the Company may deem necessary or desirable.

The Company’s stockholders may recognize taxable income when the Rights become exercisable for common stock or the stock of an acquiring company.

As noted above, Parent believes that if elected to the Board of Directors, the Parent Nominees would consider taking action to remove certain obstacles to stockholder determination to accept the Offer and otherwise consummate the Offer and the Merger, including taking action to redeem the Rights or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger. Purchaser and Parent believe that, under the circumstances of the Offer and under applicable law, the Board of Directors could have a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the

Merger), and Purchaser is hereby requesting that the Board do so. However, there can be no assurance that the Board will redeem the Rights (or amend the Rights Agreement).

Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the Commission’s customary fees, by writing to its principal office at Station Place, 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8. Certain Information Concerning Purchaser and Parent.

General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 4845 U.S. Highway 271 North, Pittsburg, TX 75686-0093, and Purchaser’s telephone number is (903) 434-1000. Purchaser is a wholly owned subsidiary of Parent.

Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

Parent is a Delaware corporation with its principal executive offices located at 4845 U.S. Highway

271 North, Pittsburg, TX 75686-0093. The telephone number of Parent is (903) 434-1000. Parent was incorporated in Texas in 1968 and reincorporated in Delaware in 1986, and is the successor to a partnership founded in 1946 as a retail feed store. Parent has grown through both internal growth and various acquisitions of farming operations and poultry processors. On November 23, 2003, Parent completed the purchase of all the outstanding stock of the corporations represented as the ConAgra Foods, Inc. chicken division. Parent is the second largest producer of poultry in both the United States and Mexico, the largest in Puerto Rico, and has one of the best known brand names in the poultry industry. In the United States, Parent produces both prepared and fresh chicken and turkey; while in Mexico and Puerto Rico, Parent exclusively produces fresh chicken. Through vertical integration, Parent controls the breeding, hatching and growing of chickens. Parent also controls the processing, preparation, packaging and sale of its product lines, which Parent believes has made it one of the highest quality, lowest-cost producers of poultry in North America. Parent has consistently applied a long-term business strategy of focusing its growth efforts on the higher-value, higher-margin prepared foods products and has become a recognized industry leader in this market segment. Accordingly, Parent’s sales efforts have traditionally been targeted to the foodservice industry, principally chain restaurants and food processors. Parent has continually made investments to ensure that its prepared foods capabilities remain state-of-the-art and has complemented these investments with a substantial and successful research and development effort. In fiscal 2005, Parent sold 5.7 billion pounds of dressed chicken and 212.7 million pounds of dressed turkey and generated net sales of $5.7 billion. In fiscal 2005, Parent’s U.S. operations including Puerto Rico accounted for 92.5% of its net sales, with the remaining 7.5% arising from its Mexico operations. Parent’s common stock (ticker symbol “PPC”) is traded on the NYSE.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Purchaser, Parent or any of the persons listed on Schedule I to this Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Summary Financial Information. The following table sets forth summary historical financial data for Parent as of and for the nine-month periods ended July 1, 2006 and July 2, 2005 and as of and for the fiscal years ended October 1, 2005 and October 2, 2004. The selected financial information set forth below is extracted from, and should be read in conjunction with, the unaudited financial statements and other financial information contained in Parent’s Quarterly Reports on Form 10-Q filed with the Commission on August 1, 2006 and July 25, 2005 for the nine-month periods ended July 1, 2006 and July 2, 2005, respectively, including the notes thereto, and in conjunction with the audited financial statements and other financial information contained in Parent’s Annual Report on Form 10-K filed with the Commission on November 18, 2005, for the fiscal year ending October 1, 2005, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein.

	Nine Months Ended		Fiscal Years Ended
	July 1, 2006	July 2, 2005	October 1, 2005	October 2, 2004
	(In thousands except ratios and per share amounts)
Operating Results Information
Net sales	$3,897,167	$4,183,607	$5,666,275	$5,363,723
Gross profit	198,297	544,394	745,199	529,039
Operating income (loss)	(18,475)	315,963	435,812	265,314
Net income (loss)	(26,749)	190,250	264,979	128,340
Ratio of earnings to fixed charges	— [1]	6.97	7.19	4.08

Balance Sheet Information
Total current assets	$992,622	$1,185,458	$999,415	$1,017,228
Total non-current assets	1,342,949	1,217,392	1,512,488	1,228,761
Total Assets	2,335,571	2,402,850	2,511,903	2,245,989

Total current liabilities	$553,766	$616,511	$594,814	$633,502
Total non-current liabilities	654,940	674,373	692,095	688,321
Minority interest	2,004	1,338	1,396	1,210
Total Liabilities	1,210,710	1,292,222	1,288,305	1,323,033

Per Common Share Information
Net Income (loss)—Basic and diluted	$(0.40)	$2.86	$3.98	$2.05
Book value per share	16.90	16.69	18.38	13.87

[1]	For the nine months ended July 1, 2006, earnings were insufficient to cover fixed charges by $51,597.

Parent is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent’s directors and officers, their remuneration, stock options granted to them, the principal holders of Parent’s securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent’s stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the Commission’s customary fees, by writing to its principal office at Station Place, 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

Parent currently owns ten Shares which Mr. O.B. Goolsby, Jr., President and Chief Executive Officer of Parent, contributed to Parent on September 19, 2006. Mr. Goolsby currently owns 2,990 Shares, which he acquired in open market brokerage transactions in July 2005 and August 2005 at prices of $20.50 and $18.91 per Share. The Shares owned by Parent and Mr. Goolsby represent, in the aggregate, less than one percent of the 51,036,806 Shares outstanding as of August 9, 2006. Except as described in this Offer to Purchase, (i) none of Purchaser, Parent or any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent or any of the persons or entities referred to above, or any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

As is customary in the industry, Parent and the Company may, from time to time in the ordinary course of business, purchase products from the other. Except as otherwise described in this Offer to Purchase, none of Purchaser, Parent or any of the persons listed in Schedule I to this Offer to Purchase has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, none of Purchaser, Parent or any of the persons listed on Schedule I hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

9. Financing of the Offer and the Merger.

The Offer is conditioned upon receipt by Parent of the proceeds of the financing to be provided by its CoBank Credit Agreement and the financing contemplated by the Bridge Loan Commitment (each defined below), or such other financings that are sufficient to consummate the Offer and the proposed Merger and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Merger or the financing thereof and to pay all related fees and expenses.

The total amount of funds required by Purchaser to consummate the Offer and the Merger, to purchase the Gold Kist Notes and to pay related fees and expenses is estimated to be approximately $1.3 billion. Parent and Purchaser expect to have sufficient funds to purchase the common stock of the Company tendered in the Offer and to complete the Merger.

On September 25, 2006, Parent entered into a credit agreement (the “CoBank Credit Agreement”) dated September 21, 2006 with CoBank, ACB, as lead arranger and co-syndication agent, and sole book runner, and as administrative, documentation and collateral agent, Agriland, FCS, as co-syndication agent, and as a syndication party, and the other syndication parties signatory thereto. The CoBank Credit Agreement provides for an aggregate commitment of $1.225 billion consisting of a $795 million revolving/term loan commitment and a $430 million term loan commitment. The term loan commitment is comprised of a $210 million fixed rate term loan commitment and $220 million floating rate term loan commitment.

At any one time prior to September 21, 2007, Parent may elect to convert up to $295 million of the outstanding balance owing under the revolving/term loan commitment to a non-revolving term loan (“Voluntary Converted Loan”). On September 21, 2007, the revolving/term loan commitment will be automatically reduced to $500 million. From time to time, if certain conditions are satisfied, Parent has the right to increase the revolving/term loan commitment and the term loan commitment to a total maximum amount of $1 billion and $750 million, respectively. Borrowings under the revolving/term loan commitment are available on a revolving basis until September 21, 2011 at which time the outstanding borrowings will be converted to a term loan (“Automatic Converted Loan”). Borrowings under the term loan commitment are available until not later than March 21, 2007. Parent will not be entitled to request a term loan under the term loan commitment unless it has elected to convert $295 million of the outstanding principal owing under the revolving/term loan commitment to the Voluntary Converted Loan. All borrowings are subject to the availability of eligible collateral and no material adverse change provisions.

The facility is presently secured by certain fixed assets. Pilgrim’s Interests, Ltd., a partnership formed by the family of Lonnie “Bo” Pilgrim of which Lonnie A. Pilgrim and Lonnie Ken Pilgrim are managing partners, has also agreed to guarantee 50% of the amounts outstanding under the facilities. The loans under the CoBank Credit Agreement may be used to refinance existing indebtedness, fund the expansion of Parent’s production and processing facilities, fund any acquisition of the Company and future acquisitions and for general corporate purposes. The fixed rate term loans will bear interest based on the annual yield of an actual treasury note closest to the average life of the loan, plus 225 basis points (bps). The floating rate term loans will bear interest at LIBOR plus 175 bps if Parent’s debt to EBITDA ratio (calculated on a rolling 4 fiscal quarter basis) is greater than 3.0 and LIBOR plus 150 bps if Parent’s debt to EBITDA ratio (calculated on a rolling 4 fiscal quarter basis) is equal to or less than 3.0. The revolving/term loans provide for interest rates ranging from LIBOR plus one percent to LIBOR plus two percent depending upon Parent’s total debt to capitalization ratio.

The term loans, any Voluntary Converted Loan and any Automatic Converted Loan have a final maturity on September 21, 2016 (the “Maturity Date”). The term loans and the Voluntary Converted Loans must be repaid in equal quarterly principal payments of 1% per annum of the original principal amount beginning the calendar quarter following the funding date or conversion date, as applicable, with the remaining balance due on the Maturity Date. The Automatic Converted Loan will be payable in equal quarterly principal payments of 10% per annum of the original principal amount beginning the calendar quarter following the conversion date with the remaining balance due on the Maturity Date.

Under the CoBank Credit Agreement, Parent, subject to specified conditions, must make a mandatory prepayment of the net cash proceeds received by Parent in excess of thresholds specified in the CoBank Credit Agreement, if:

•	Parent makes certain asset sales and sales of collateral;

•	Parent has any casualty or other insured damage to the collateral; or

•	Parent issues equity interests in a capital raising transaction.

Parent is also subject to customary covenants under the CoBank Credit Agreement, including certain reporting requirements. Further, Parent must comply with certain financial covenants, including leverage ratio, tangible net worth, current ratio, net tangible assets to total liabilities, fixed charge coverage ratio and net working capital. In addition, the CoBank Credit Agreement contains a number of covenants that, among other things, limit Parent and its subsidiaries’ ability to:

•	Make loans or investments;

•	Pay dividends or redeem shares of capital stock;

•	Create liens on any assets;

•	Incur or assume additional indebtedness, including guarantees of the indebtedness of others;

•	Transfer or sell collateral;

•	Consolidate, merge or transfer all or substantially all of the assets of Parent or its subsidiaries;

•	Repay certain unsecured debt prior to 105 days after the Maturity Date; and

•	Incur non-cancelable obligations on operating leases or sale and leaseback transactions.

The CoBank Credit Agreement also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default, bankruptcy and material judgments, and certain change of control events.

The CoBank Credit Agreement is an exhibit to a Current Report on Form 8-K filed by Parent with the Commission on September 28, 2006, and the foregoing summary is qualified in its entirety by reference to the terms of the CoBank Credit Agreement.

Parent has also obtained a commitment letter from Lehman Brothers Inc. (“Lehman Brothers”) and Lehman Brothers Commercial Bank (“LBCB”) pursuant to which, subject to specified conditions, LBCB has agreed to make available to Parent a $450 million senior unsecured bridge loan facility (the “Bridge Loan Commitment” and, together with the CoBank Credit Agreement, the “New Debt Financings”).

Loans under the Bridge Loan Commitment may be made in up to a maximum of two drawings. An initial drawing may be made on the date Parent has acquired an aggregate of a majority of the Company’s total issued and outstanding capital stock (the “Initial Closing Date”). If Parent has not borrowed the full Bridge Loan Commitment on the Initial Closing Date, a second drawing of the remainder of the Bridge Loan Commitment may be drawn on the date on which Parent completes the purchase of the remaining shares of capital stock of the Company.

The availability under the Bridge Loan Commitment is conditioned upon satisfaction, among other customary conditions, of the following:

•	Parent must have executed and delivered satisfactory definitive financing documentation with respect to the Bridge Loan Commitment;

•	The transactions contemplated by the Offer must be consummated pursuant to documentation having terms and conditions reasonably satisfactory to Lehman Brothers, including the acquisition agreement or tender offer documentation, as applicable, and no material provision thereof shall have been waived, amended, supplemented or otherwise modified, except with the consent of the Lehman Brothers;

•	The Company’s board of directors has redeemed its Series A Junior Participating Preferred Stock purchase rights or the rights have been invalidated or are otherwise inapplicable to the Offer;

•	Parent must have acquired (or simultaneously with the drawing will acquire) by purchase, merger or otherwise at least 50% of the total issued and outstanding capital stock of the Company (100% of the total issued and outstanding capital stock of the Company in case of the second drawing under the Bridge Loan Commitment);

•

All governmental and material third party approvals (including shareholders’ and other material consents) necessary or, in the reasonable discretion of Lehman Brothers, advisable in connection with the transactions contemplated by the Offer, the financing contemplated by the Offer and the continuing operations of Parent and its subsidiaries must have been obtained and be in full force and effect, and all applicable waiting periods, including under the Hart-Scott-Rodino Act, must have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the transactions contemplated by the Offer or its financing; and

•	Parent shall have received proceeds of at least $600 million under the CoBank Credit Agreement.

Any loans under the Bridge Loan Commitment will mature on the date that is one year following the Initial Closing Date (the “Bridge Maturity Date”). If any loan under the Bridge Loan Commitment has not been previously repaid in full on or prior to the Bridge Maturity Date, subject to specified conditions, the loans will be converted into a term loan (each, a “Term Loan”) maturing on the tenth anniversary of the Initial Closing Date. The holders of the loans under the Bridge Loan Commitment or Term Loans may elect to receive notes in exchange for those loans in the case of loans under the Bridge Loan Commitment, at the Bridge Maturity Date or, in the case of Term Loans, at any time or from time to time (the “Exchange Notes”). The Exchange Notes will have a principal amount equal to the principal amount of the Term Loan for which it is exchanged and having a fixed interest rate equal to the interest rate on the Term Loan at the time of transfer.

Prior to the Bridge Maturity Date, the loans under the Bridge Loan Commitment will initially accrue interest at a rate per annum equal to LIBOR plus 275 basis points. If the loans under the Bridge Loan Commitment are not repaid in full within 180 days following the Initial Closing Date, the rate will increase by 75 basis points at the end of that 180-day period and will increase by an additional 50 basis points at the end of each 90-day period thereafter. Interest on the loans under the Bridge Loan Commitment will be no greater than (1) 9.75% per annum, if Parent’s senior unsecured rating is Ba3 by Moody’s and BB- by S&P or better, or (2) 10.25% per annum, if Parent’s senior unsecured rating is B1 by Moody’s or B+ by S&P or lower.

The Bridge Loan Commitment is an exhibit to a Current Report on Form 8-K filed by Parent with the Commission on September 28, 2006, and the foregoing summary is qualified in its entirety by reference to the terms of the Bridge Loan Commitment.

Parent expects to repay amounts outstanding under these debt financings out of cash from operations and the proceeds from other short- and long-term debt or other financings, although Parent does not have any firm plans with respect to other capital raising transactions. The proceeds of the New Debt Financings will be available to Parent and its subsidiaries, including Purchaser, among other things, to pay the purchase price of Shares tendered in the Offer and to complete the Merger, to pay the expenses of the Offer and the Merger, to finance the purchase of the Gold Kist Notes pursuant to Parent’s separate offer for all of the outstanding Gold Kist Notes, to refinance Parent’s outstanding indebtedness under its existing credit facility and certain indebtedness of the Company and for working capital purposes.

10. Background of the Offer; Contacts with the Company.

Prior to the conversion of the Company from a cooperative marketing association to a corporation in 2004 and the Company’s subsequent initial public offering, Parent submitted to the Company several proposals to acquire the Company. On September 24, 2004, Parent delivered a proposal that offered a gross consideration of $740.0 million for the equity interests of the Company, subject to certain deductions. The Company’s Board of Directors informed Parent that it had determined to complete the conversion and the offering rather than accept any of Parent’s proposals.

On February 23, 2006, Mr. Lonnie “Bo” Pilgrim, Chairman of Parent, wrote to Mr. John Bekkers, President and Chief Executive Officer of the Company, to express Parent’s interest in consummating a merger with the Company. The letter, together with an accompanying non-binding term sheet, proposed that Parent acquire 100% of the outstanding common stock of the Company for an aggregate consideration of $17.50 per Share. The letter stated that Parent contemplated that the acquisition would take the form of a merger and that the consideration would be a combination of cash and Parent common stock, with up to 25% of the purchase price payable in

Parent common stock. Mr. Pilgrim’s letter stated Parent’s belief that a merger of Parent and the Company is in the best long-term interest of both companies’ stockholders, customers and employees. The letter stated that the proposal would remain open until March 17, 2006.

Mr. Bekkers responded to Parent’s proposal by letter dated March 13, 2006, stating that the Company’s Board of Directors had given careful consideration to the proposal and reconfirmed its belief that it is in the Company’s best interest to remain independent and continue to pursue its business strategy, and that the Company declined Parent’s proposal.

On May 12, 2006, Mr. Pilgrim wrote to Mr. Bekkers with a revised proposal to acquire 100% of the Company’s outstanding common stock for an aggregate price of $18.00 per share. The revised proposal continued to contemplate a merger of Parent and the Company and proposed that the consideration be payable either 100% in cash or, at the Company’s option, up to 40%-45% in Parent common stock. The letter noted that Parent’s Board of Directors had approved the proposal to the Company and stated that, at the Company’s convenience, representatives of Parent would be prepared to meet with the Company at Parent’s or the Company’s offices to discuss the merger proposal in person and give the Company the opportunity to meet with members of Parent’s management team. The letter stated that the proposal was non-binding and subject to the satisfactory completion of confirmatory due diligence and the execution of a mutually satisfactory definitive agreement. The letter stated that the proposal would remain open until May 26, 2006.

On May 25, 2006, Mr. Bekkers wrote to Mr. Pilgrim declining Parent’s May 12 proposal, reiterating that the Company’s Board of Directors had reconfirmed its belief in the Company remaining independent.

At industry meetings in February, April, May and June 2006 attended by Mr. Pilgrim, Mr. Bekkers and other industry executives, Mr. Pilgrim reiterated Parent’s interest in an acquisition of the Company on the terms set forth in his various letters to Mr. Bekkers, and Mr. Bekkers continued to respond that the Company desired to remain independent.

On June 26, 2006, Mr. Pilgrim wrote to Mr. Bekkers with a further revised non-binding term sheet proposing to acquire 100% of the Company’s outstanding common stock for an aggregate price of $20.00 per share. The revised proposal continued to contemplate a merger of Parent and the Company and again proposed that the consideration be payable either 100% in cash or, at the Company’s option, up to 40%-45% in Parent common stock. The letter noted that Parent’s Board of Directors had approved the revised proposal to the Company and reiterated Parent’s prior offer to meet with the Company at the Company’s or Parent’s offices. Mr. Pilgrim’s letter also stated that if the Company’s Board of Directors rejected the proposal, Mr. Pilgrim was prepared to recommend to Parent’s Board of Directors that Parent commence a tender offer for the Company’s common stock. He noted that due to the cost and uncertainty associated with a tender offer, Parent could not guarantee that such a tender offer would be in the same amount or on the same terms as the proposal in the June 26 letter.

On July 26, 2006, representatives of Parent met with representatives of the Company at the offices of the Company’s outside legal counsel in Atlanta, Georgia. Present on behalf of Parent were Mr. Pilgrim, Mr. Clifford Butler, Vice-Chairman of Parent’s Board of Directors, Mr. O.B. Goolsby, Jr., Parent’s President and Chief Executive Officer, and Mr. Richard A. Cogdill, Parent’s Chief Financial Officer. Present on behalf of the Company were Mr. Bekkers, Mr. A.D. Frazier, Chairman of the Board of the Company, and Messrs. R. Randolph Devening and W. Wayne Woody, outside directors of the Company. At this meeting, the Company informed Parent that the Company believed that alternative opportunities are available to it to create stockholder value for holders of the Company’s common stock and suggested that Parent’s proposal did not reflect all the potential synergies available in a business combination between Parent and the Company. Parent suggested that if permitted to perform due diligence beyond the public information available with respect to the Company, Parent might identify additional value in a combination with the Company and would consider increasing its offer. In response, Mr. Frazier suggested that Parent submit a confidentiality agreement to the Company and propose a further course of action.

On August 11, 2006, in a letter to the Messrs. Bekkers and Frazier, Mr. Pilgrim reaffirmed Parent’s interest in a business combination with the Company at $20.00 per share and submitted a proposed mutual non-disclosure agreement to the Company, which also provided for a 30-day exclusive negotiating period for Parent and a mutual standstill arrangement for the same period. The letter also indicated that if the Company could quantify synergies from a combination in excess of those Parent had identified from publicly available information relating to the Company, Parent would consider sharing such additional value with the Company’s stockholders. Parent requested a response from the Company by August 18, 2006, which was the last possible day that Parent could nominate directors for election at the Company’s 2007 Annual Meeting.

The Company did not respond in writing to Parent’s August 11 letter. On August 17, 2006, Mr. Bekkers spoke to Messrs. Pilgrim and Goolsby and stated that the Company’s board was willing to discuss Parent’s proposal, subject to entering into an appropriate confidentiality agreement.

On August 18, 2006, Parent delivered the following letter to the Company’s Board of Directors proposing to acquire all of the Company’s common stock for an all cash purchase price of $20.00 per share:

August 18, 2006

Board of Directors

Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, GA 30346

Attention: Mr. A.D. Frazier

Gentlemen,

We appreciate having had the opportunity to meet with you, John Bekkers, R. Randolph Devening and

W. Wayne Woody last month to discuss in more detail our proposal to combine our two companies. As you are aware, in order to preserve our flexibility with respect to the proposed combination, we have given notice, in accordance with Gold Kist’s by-laws, that we have submitted a proposal to adjust the number of Directors on Gold Kist’s Board and have submitted a slate of nine nominees for election to Gold Kist’s Board at the upcoming annual meeting of shareholders. In light of the need to provide this notice by today’s deadline, it is important for both companies’ shareholders to also know of our offer to combine Pilgrim’s Pride and Gold Kist.

As we have stated repeatedly in our correspondence since February of this year, we believe that a combination of Pilgrim’s Pride and Gold Kist will result in substantial value creation for our respective shareholders, employees, business partners and other constituencies. This belief dates back to our conversations that began in 2004, and continues to this day. While our goal remains to work together with Gold Kist to agree to a negotiated transaction, the lack of progress in our discussions to date has caused us to make our appeal directly to your shareholders.

We are writing to reiterate our offer to acquire 100% of the outstanding common stock of Gold Kist for an aggregate cash consideration of $20.00 per share, plus the assumption of Gold Kist’s debt, in a negotiated transaction. This price represents approximately a 57% premium over Gold Kist’s closing price of $12.78 on August 17, 2006. Given the significant long-term upside potential of our proposed combination, we are also willing to discuss alternative forms of consideration, including a mix of cash and Pilgrim’s Pride common stock.

We are firmly convinced there are significant strategic and financial benefits to combining our companies, including:

•	The combined company will be positioned as the world’s leading chicken producer.

•	The benefits of this position include:

•	Enable us to compete more efficiently and provide even better customer service;

•	Expand our geographic reach and customer base;

•	Further pursuing value-added and prepared foods opportunities; and

•	Offering long-term growth opportunities for our shareholders, employees, and growers.

•	The combined company will be better positioned to compete in the industry both internationally and in the U.S. as additional consolidation occurs.

We also believe the combination will be attractive to your other stakeholders, including the former co-op members who are still active contract growers. We are well aware of the unique relationship Gold Kist has built with these growers and are committed to continuing the Grower’s Council you have established. In addition, as a result of our November 2003 acquisition of ConAgra Food’s chicken division, we have gained significant experience in the regions where Gold Kist operates. Based on what we have observed, we believe that the contract pay to your current grower base is reasonable and competitive, and we therefore intend to maintain the current arrangement. Based on our knowledge of the industry and the public information available to us, we do not anticipate any significant plant consolidations or headcount reductions in your current production operations.

As you know, we have significant experience in successfully integrating large acquisitions. We believe this expertise will be beneficial in ensuring a smooth integration of our two companies.

Our Board of Directors unanimously supports the combination with Gold Kist. We have substantial current liquidity and have discussed with, and received further assurances from, our financial advisors that we have the ability to finance the transaction. We are confident that we can obtain the necessary regulatory approvals and meet other customary closing conditions. To assist us with the transaction, we have retained Baker & McKenzie LLP and Morris, Nichols, Arsht & Tunnell, LLP as legal counsel, and Credit Suisse and Legacy Partners Group LLC as financial advisors.

We sincerely wish to move forward with Gold Kist and we and our advisors are ready to meet with you to discuss this transaction. We are prepared to move quickly to finalize a definitive agreement to combine Gold Kist and Pilgrim’s Pride.

Sincerely, PILGRIM’S PRIDE CORPORATION

/s/ Lonnie “Bo” Pilgrim
Chairman

Contemporaneously with the delivery of its letter, Parent issued a press release announcing that it had made its proposal to the Company’s Board of Directors. The press release included the full text of Parent’s letter to the Company’s Board of Directors.

At the same time Parent delivered its proposal to the Company’s Board of Directors, Parent also delivered the Notice to the Company containing Mr. Goolsby’s proposals for submission to the Company’s 2007 annual meeting to designate Mr. Goolsby as the presiding officer at the meeting, increase the number of directors constituting the entire Board of Directors of the Company to fifteen, and nominating the Parent Nominees to fill the newly created directorships resulting from such increase, as well as to fill the director positions scheduled to expire at the Company’s 2007 annual meeting of stockholders. See “Introduction” and Section 11.

On August 29, 2006, Mr. Frazier, the Company’s Chairman, wrote to Mr. Goolsby objecting to Parent’s public disclosure of its proposal to acquire the Company. Mr. Frazier stated that the Company would be prepared to discuss Parent’s previously expressed willingness to increase its proposal to acquire the Company and to exchange mutual limited due diligence materials on a confidential basis, and undertook to provide a form of confidentiality agreement upon receipt of Parent’s commitment to conduct the discussions on a confidential basis.

On August 30, 2006, Mr. Goolsby wrote to Mr. Frazier and Mr. Bekkers. Mr. Goolsby reiterated that Parent had publicly disclosed its proposal solely to preserve its flexibility in light of the deadline for stockholder proposals and director nominations in the Company’s by-laws. Mr. Goolsby also reiterated that Pilgrim Pride’s willingness to increase the price of its proposal was subject to its identification and quantification of synergies from a transaction in excess of those already reflected in the proposed purchase price of $20.00 per share. Mr. Goolsby stated that Parent would be willing to conduct confidential discussions with the Company for a reasonable period of time as long as it believed that the parties were making satisfactory progress in negotiating an acceptable confidentiality agreement and otherwise working toward a mutually agreeable transaction, and that Parent’s goal was to sign and announce a strategic combination with the Company by the end of September 2006. He requested that the Company send Parent its proposed form of confidentiality agreement by the close of business on September 1, 2006. A copy of Parent’s August 30 letter to the Company has been filed as an exhibit to the Schedule TO filed by Parent and Purchaser with the Commission.

On September 1, 2006, a representative of Legacy Partners Group LLC, one of Parent’s financial advisors, sent an information request list to Merrill Lynch, one of the Company’s financial advisors, indicating that upon execution of a mutually acceptable confidentiality agreement, Parent was prepared to begin reviewing the information immediately. On September 5, 2006, the Company provided a draft confidentiality agreement to Parent. As part of Parent’s efforts to negotiate the confidentiality agreement, counsel to Parent informed counsel to the Company on several occasions that certain provisions of the proposed confidentiality agreement, including a “standstill” agreement by Parent, were unacceptable. On September 20, 2006, Mr. Goolsby wrote to Messrs. Frazier and Bekkers, expressing Parent’s dissatisfaction at the absence of any meaningful progress towards negotiating a mutually agreeable transaction between Parent and the Company. The letter noted that the Company had continued to include unacceptable provisions in the confidentiality agreement and had not addressed Parent’s information request, and pointed out that without providing access to the materials Parent had requested, the Company would be unable to demonstrate any additional synergies that might exist in a combination of the two companies. A copy of Parent’s September 20 letter to the Company has been filed as an exhibit to the Schedule TO filed by Parent and Purchaser with the Commission.

On the evening of September 27, 2006—almost six weeks after Parent delivered its August 18 letter and only two business days prior to the date Parent proposed as its goal to reach a mutually agreeable transaction—the Company’s counsel provided a revised draft confidentiality agreement that was still unacceptable to Parent. On September 28, 2006, Parent delivered the following letter to the members of the Company’s Board of Directors, informing them that Parent intended to commence a tender offer to purchase all of the outstanding Shares for $20 per share in cash.

September 28, 2006

Board of Directors

Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, GA 30346

Gentlemen:

Six weeks have passed since we publicly announced our proposal to acquire all of the outstanding shares of Gold Kist on August 18, 2006. Unfortunately, during all of this time there has been virtually no progress toward negotiating a mutually agreeable transaction. In addition, Gold Kist has not provided us any of the information we requested. Our financial and legal advisors have spoken with your financial and legal advisors numerous times and the path forward remains unclear. Given this state of affairs, you leave us no alternative but to take our offer directly to Gold Kist shareholders. We believe that Gold Kist shareholders will find our $20 per share cash offer attractive and will seize the opportunity to maximize the value of their investment at a substantial premium to Gold Kist’s share price prior to our offer.

Pilgrim’s Pride Corporation today is announcing that it intends to commence a tender offer to purchase all of the outstanding shares of Gold Kist common stock for $20 per share in cash. The transaction is valued at approximately $1 billion, plus the assumption of approximately $144 million of Gold Kist’s debt.

The offer represents significant value for Gold Kist shareholders:

➢	A 55% premium over Gold Kist’s closing stock price on August 18, 2006, the last day of trading before Pilgrim’s Pride notified Gold Kist’s board of directors in a public letter that it was offering $20 per share in cash for the company.

➢	Since Gold Kist’s initial public offering in 2004, its stock price has been on average approximately 50% of Pilgrim’s Pride’s stock price.[1] While stocks in our industry are subject to significant volatility, this relative trading value has remained consistent. Applying this average relative trading value of 50% to yesterday’s Pilgrim’s Pride closing stock price of $28.22, implies a Gold Kist stock price of approximately $14.31. Thereby, our offer represents an approximately 40% premium to this implied Gold Kist stock price.

Our board of directors unanimously supports the combination with Gold Kist. We have obtained financing for the tender offer through a combination of an amendment to our existing credit facility and a commitment letter for an additional credit facility from Lehman Brothers Inc. We are confident that we can obtain the necessary regulatory approvals and meet other customary closing conditions.

Sincerely,

PILGRIM’S PRIDE CORPORATION

/S/ LONNIE “BO” PILGRIM
Lonnie “Bo” Pilgrim
Chairman

[1]	The average ratio of GKIS’s closing stock price to PPC’s closing stock price from October 7, 2004, the date of GKIS’s IPO, through August 18, 2006, the last day of trading before PPC made public its all cash $20 per share offer for GKIS, has been 0.507:1.00 (average ratio defined as the daily average of the relative stock prices over the measurement period).

Purchaser commenced the Offer on September 29, 2006.

11. Purpose of the Offer; Plans for the Company After the Offer and the Merger.

Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek to have the Company consummate the Merger with Purchaser. Pursuant to the Merger, the outstanding Shares not owned by Parent or any of its subsidiaries would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

Statutory Requirements; Approval of the Merger. Under the DGCL, if Purchaser acquired, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, DGCL §203 would not apply to the Merger and Purchaser would be able to effect the Merger of the Company without a vote of the Board or stockholders of the Company. In such case, Parent and Purchaser intend to cause the Merger to occur in such manner.

The exact timing and details of the Merger or any other merger or other similar business combination involving the Company will necessarily depend upon a variety of factors, including the number of Shares

Purchaser acquires pursuant to the Offer. Although Purchaser currently intends to propose the Merger generally on the terms described above and is not presently aware of any information or events that would cause it not to do so, if Purchaser acquires less than 90% of the shares pursuant to the Offer, it is possible that, as a result of substantial delays in its ability to effect such a transaction or actions the Company may take in response to the Offer, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms.

Short-Form Merger. Under the DGCL, if Purchaser acquired, pursuant to the Offer or otherwise at least 90% of the Company’s outstanding common stock, DGCL §203 would not apply to the Merger and Purchaser will be able to effect the Merger without a vote of the Company’s stockholders or Board of Directors. In such event, Parent and Purchaser intend to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company’s stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company’s stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

DGCL §203. The Company is incorporated under the laws of the State of Delaware. DGCL §203 prohibits an “interested stockholder” (generally, the owner of 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate of such a 15% owner) of a publicly held Delaware corporation (other than a corporation that has “opted out” of the provisions of DGCL §203) from engaging in certain business combinations with the corporation for a period of three years from the time the stockholder became an interested stockholder, unless (i) prior to such time, the corporation’s board approved either the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon consummation of the transaction resulting in interested stockholder status, the interested stockholder owned at least 85% of the corporation’s voting stock, other than shares held by directors who are also officers and certain employee stock plans or (iii) the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of the corporation’s stockholders by the affirmative vote of at least 66 2/3% of the outstanding stock not owned by the interested stockholder. These requirements of DGCL §203 would, if applicable to the Merger, render stockholder approval of the Merger based solely upon a vote of the Shares owned by Purchaser following consummation of the Offer impossible, unless the Offer results in Purchaser’s acquisition of at least 85% of the Company’s Common Stock. Accordingly, the Purchaser must be satisfied, in its sole discretion, that the Offer and the Merger have been approved for purposes of DGCL §203 or that the restrictions of DGCL §203 will be inapplicable to Parent and Purchaser.

Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is subsequently consummated between Purchaser and the Company, stockholders who have not tendered their Shares in the Offer will have certain rights under the DGCL to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL (“DGCL §262”) may petition the Court of Chancery to determine the “fair value” of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and will be entitled to receive a cash payment equal to such fair value. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. The Weinberger court also noted that under DGCL §262, fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, “to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern,” to be included in the appraisal process. The value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the consideration in the Merger.

Parent may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the consideration being offered in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view are not necessarily opinions as to “fair value” under DGCL §262.

Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

The foregoing discussion of certain provisions of the DGCL and the Exchange Act does not purport to be a complete description of the DGCL, the Exchange Act, the procedures to be followed by stockholders desiring to exercise dissenter’s rights under the DGCL or the other provisions thereof, and is qualified in its entirety by reference to the DGCL and the Exchange Act. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the DGCL.

Plans for the Company.

Board Representation. Parent has made efforts to negotiate a transaction with the Company’s Board of Directors. At the same time Parent delivered its proposal for the Offer and the Merger to the Company’s Board of Directors, Parent also delivered the Notice to the Company. The proposals contained in the Notice seek to designate O.B. Goolsby Jr., Parent’s President and Chief Executive Officer, as the presiding officer at the Company’s 2007 annual meeting, to increase the number of directors constituting the entire Board of Directors of the Company to 15 and to fill the newly-created directorships resulting from such increase with the nominees Mr. Goolsby listed in the Notice. The Notice also contains nominations for directors to fill the three director positions scheduled to expire at the Company’s 2007 annual meeting of stockholders. In a letter accompanying the Notice, Parent stressed that the Notice had been delivered on August 18, 2006 to comply with the advance notice requirement for stockholder proposals under the Company’s By-laws and because that was the deadline specified in the Company’s 2006 proxy statement for delivery of stockholder proposals for the 2007 annual meeting, but that Parent’s preferred course of action would be a negotiated transaction with the Company.

If Parent and Purchaser elect not to pursue a negotiated transaction, or if Parent and the Company are unable to agree upon a negotiated transaction, Parent intends to file soliciting materials with the Commission and to solicit proxies for use at the Company’s 2007 annual meeting in support of Mr. Goolsby’s proposals set forth in the Notice and for the election of the Parent Nominees to fill both the new directorships to be created if Mr. Goolsby’s proposals are approved and the director positions scheduled to expire at that meeting. Information regarding the Parent Nominees and a description of their direct or indirect interests in the solicitation, by security holdings or otherwise, is contained in the Form 425 filed by Parent with the Commission on August 24, 2006. If Mr. Goolsby’s proposals receive the requisite stockholder vote and the Parent Nominees are elected to the Board of Directors, the Parent Nominees will constitute a majority of the Board, which would satisfy the Board Condition. Purchaser believes that the Parent Nominees, subject to fulfillment of the fiduciary duties that they would have as directors of the Company, would consider taking action to remove certain obstacles to stockholder determination to accept the Offer or otherwise consummate the Offer and the Merger, including taking action to (i) redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the

Merger), which would satisfy the Rights Condition, (ii) satisfy the DGCL §203 Condition and (iii) take any other action that may be desirable or necessary to expedite prompt consummation of the Offer and the Merger. Accordingly, election of the Parent Nominees could allow the stockholders of the Company to determine whether to accept the Offer and could expedite the prompt consummation of the Offer and the Merger. Assuming, therefore, that the Offer and Merger have not been consummated at the time of the Company’s 2007 annual meeting of stockholders, the annual meeting would serve as a referendum of the Company’s stockholders to indicate whether they desire the Company’s Board of Directors to take the necessary steps to enable Parent and Purchaser to consummate the Offer and the Merger.

Regardless of whether Purchaser proposes the Merger or any other merger or other similar business combination with the Company, Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Board. If Purchaser consummates the Offer prior to the 2007 annual meeting, or if all of the Parent Nominees are not elected to the Board of Directors, Purchaser intends, promptly after the consummation of the Offer, to request that some or all of the members of the Board not previously nominated by Parent or Purchaser resign and that Purchaser’s nominees be elected to replace them. Should such request be refused, Purchaser intends to take such action as may be necessary and lawful to secure control of the Board.

Debt Tender Offer. On the same day that Parent commenced the Offer, Parent commenced a tender offer for the Gold Kist Notes. Parent or its designee will pay to holders who tender their Gold Kist Notes consideration reasonably calculated by Parent, after consultation with Parent’s financial advisors, necessary to obtain the tender of a majority of the aggregate principal amount of the outstanding Gold Kist Notes and related consents. In conjunction with the tender offer for the Gold Kist Notes, Parent is soliciting consents to amend certain provisions of the Gold Kist Indenture for the purpose of eliminating or modifying substantially all of the restrictive covenants, events of default and certain other provisions of the Gold Kist Indenture.

The proposed amendments to the Gold Kist Indenture would:

(a) eliminate certain restrictive and other covenants, including, but not limited to, the obligation to file periodic reports with the Commission, limitations on the incurrence of additional indebtedness (including guarantees), limitations on dividends and other restricted payments, limitations on restrictions on distributions from restricted subsidiaries, limitations on sales of assets and subsidiary stock, limitations on transactions with affiliates, limitations on the Company’s lines of business, limitations on the sale or issuance of the stock of restricted subsidiaries, required purchase offers upon a change of control, limitations on liens, limitations on sale/leaseback transactions, required future subsidiary guarantors, limitations on capital expenditures, and required application of the Company’s excess cash flow to redeem or repurchase Gold Kist Notes;

(b) eliminate certain restrictions on the ability of the Company to consolidate with, or merge with or into, any other person, or to convey, transfer, sell or lease all or substantially all of its assets to any person, including requirements relating to the absence of any defaults, the ability of the Company to incur debt and the delivery of an officers’ certificate and opinion of counsel; and

(c) eliminate events of default that would arise from a breach of the covenants referred to in clause (a) above, and eliminate cross defaults, cross acceleration defaults and judgment defaults.

Parent’s or its designee’s obligation to accept for purchase, and to pay for, Gold Kist Notes validly tendered pursuant to the Gold Kist Notes offer to purchase is conditioned upon:

•	there being validly tendered and not validly withdrawn at least a majority of the aggregate principal amount of the outstanding Gold Kist Notes and related consents;

•	execution by the trustee, the Company and the subsidiary guarantors of the supplemental indenture adopting the amendments to the Gold Kist Indenture;

•	consummation of the Offer; and

•	the absence of any threatened or pending action or proceeding before any court or governmental authority that has a reasonable probability of success which would prevent the purchase of the Gold Kist Notes pursuant to the Gold Kist Notes offer to purchase or the consummation of any of the transactions contemplated thereby or any lawsuit, legal proceeding or claim pending that would reasonably be expected to succeed, and, if successful, would prevent the performance of the Gold Kist Notes offer to purchase or the consummation of any of the transactions contemplated thereby, or declare unlawful the transactions contemplated thereby or cause such transactions to be rescinded.

Other. If and to the extent that Parent acquires control of the Company, Parent intends to conduct a detailed review of the Company’s business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent has previously stated that based on its knowledge of the Parent’s and the Company’s industry and public information available to Parent, Parent does not anticipate any significant plant consolidations or headcount reductions in the Company’s current production operations. However, Parent expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize exploitation of the Company’s potential in conjunction with Parent’s businesses in light of Parent’s review or in light of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to the Company’s Restated Certificate of Incorporation, as amended, and By-laws.

Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, (iv) any change in the current board of directors or management of the Company, (v) any other material change in the Company’s corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

12. Dividends and Distributions.

If the Company should, while the Offer is pending, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, then, without prejudice to Purchaser’s rights under Section 14, Purchaser may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

If, after the date of this Offer to Purchase, the Company should declare, set aside, make or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company’s stock transfer records of the

Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. Possible Effects of the Offer on the Market for Shares, Nasdaq Stock Market Listing, Margin Regulations and Exchange Act Registration.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Nasdaq Stock Market Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Nasdaq Stock Market for continued listing and may be delisted from the Nasdaq Stock Market. According to the Nasdaq Stock Market’s published guidelines, the Nasdaq Stock Market would consider delisting the Shares if, among other things, (i) the total number of round lot stockholders (i.e., stockholders holding more than 100 Shares) of the Company should fall below 400, (ii) the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 750,000 and the market value of such publicly held Shares should fall below $5 million or (iii) the number of publicly held Shares (subject to the same exclusions as in the preceding clause (ii)) should fall below 1,100,000 and the market value of such publicly held Shares should fall below $15 million. According to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2006, filed on August 9, 2006 with the Commission, as of August 9, 2006 there were 51,036,806 Shares outstanding. According to the Company 10-K, as of December 8, 2005, there were 1,775 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the Nasdaq Stock Market for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. Shares may also be delisted from the Nasdaq Stock Market upon request by the listed company. Parent will consider causing the delisting of the Shares from the Nasdaq Stock Market in light of all the circumstances existing following consummation of the Offer, including the number of Shares remaining outstanding, the costs of compliance with the listing rules of the Nasdaq Stock Market, and the likelihood that the Merger will be consummated.

If the Nasdaq Stock Market were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported through the OTC Bulletin Board, the Pink Sheets or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company might be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser intends to consider causing the Company to terminate the registration of the Shares under the Exchange Act after consummation of the Offer if the requirements for termination of registration are met.

Margin Regulations. The Shares are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

14. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if immediately prior to the Expiration Date of the Offer, the Minimum Condition, the Rights Condition, the Board Condition, the DGCL §203 Condition, the Gold Kist Notes Condition, the HSR Condition, the Financing Condition and the Impairment Condition shall not have been satisfied, or at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following conditions shall exist:

(a) there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) (i) challenging or seeking to, or which in the judgment of Purchaser is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or make more costly, the making of or terms or the Offer or the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or seeking to obtain damages in connection with the Offer or the Merger, (ii) seeking to, or which in the judgment of Purchaser is reasonably likely to, prohibit or limit the ownership or operation by the Company, Parent or any of their affiliates of all or any of the business or assets of the Company, Parent or any of their affiliates or to compel the Company, Parent or any of their affiliates to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their affiliates, (iii) seeking to, or which in the judgment of Purchaser is reasonably likely to, impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company’s stockholders, (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares, (v) imposing, or which in the reasonable judgment of Purchaser is reasonably likely to impose, limitations on the ability of Purchaser or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business, assets, liabilities, capitalization, shareholder’s equity, condition (financial or otherwise), licenses or franchises or results of operations of the Company and its subsidiaries taken as a whole, (vi) imposing, or which in the reasonable judgment of Purchaser is likely to impose, any material condition to the Offer which is unacceptable to Parent or Purchaser, (vii) restraining or prohibiting, or which in the reasonable judgment of Purchaser is likely to, restrain or prohibit the performance of any of the contracts or other arrangements entered into by Parent, Purchaser or any of their affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise directly or indirectly relates to the Offer or (viii) which otherwise would, or which in the judgment of Purchaser is reasonably likely to, prevent or materially delay consummation of the Offer or the Merger;

(b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer and the Merger, by any U.S. or non-U.S. legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to the Offer, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (viii) of paragraph (a) above, or any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency (including the other matters described or referred to in “The Offer—Certain Legal Matters and Regulatory Approvals”) shall not have been obtained on terms satisfactory to Parent;

(c) any event, circumstance, change or effect occurs or is threatened that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date of this Offer to Purchase is or may be materially adverse to the business, condition (financial or otherwise), assets, liabilities, capitalization, prospects, operations or results of operations of the Company or any of its affiliates that, in Purchaser’s judgment, is or may be materially adverse to the Company or any of its affiliates, or Purchaser becomes aware of any facts that, in its judgment, have or may have material adverse significance with respect to the value of the Company or any of its affiliates or result or may result in a material diminution of the value of the Shares or the benefits expected to be derived by Parent or Purchaser or any of their affiliates as a result of the transactions contemplated by the Offer and the Merger;

(d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or the Nasdaq Stock Market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) any decline, measured from the date of this Offer to Purchase, in either the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 Industrial Companies or the Nasdaq 100 Index by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase or any material adverse change in the market price of the Shares, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any government or Governmental Authority on the extension of credit by banks or other lending institutions or (v) a commencement of a war or armed hostilities, terrorist attacks or other national or international calamity directly or indirectly involving the United States or, in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof;

(e) (i) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates) or has been publicly disclosed, or Purchaser otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) and other than as disclosed in a Schedule 13D or 13G on file with the Commission on or prior to the date of this Offer to Purchase, (ii) any such person or group which, on or prior to the date of this Offer to Purchase, had filed such a Schedule with the Commission has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

(f) the Company or any of its subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the terms in effect as of the date of this Offer to Purchase, of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Purchaser’s judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to Purchaser or any of its subsidiaries or affiliates, (ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreement with any of the Company’s employees other than in the ordinary course of business and consistent with past practice or entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all of the Shares by Purchaser or its consummation of any merger or other similar business combination involving the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously announced, (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or Purchaser becomes aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed prior to the date of this Offer to Purchase (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), (xii) incurred any debt other than in the ordinary course of business and consistent with past practices or any debt containing burdensome covenants, (xiii) issued, sold or authorized or announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt otherwise than in the ordinary course of business and consistent with past practice or (xiii) agreed in writing or otherwise to take any of the forgoing actions or Parent or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the Commission;

(g) Purchaser becomes aware (i) that any material contractual right of the Company or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser or any of its subsidiaries or affiliates of a merger or other similar business combination involving the Company or (ii) of any covenant, term or condition in any instrument, license or agreement of the Company or any of its subsidiaries that, in its judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by Purchaser or its consummation of a merger or other similar business combination involving the Company);

(h) Purchaser or any of its affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other similar business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or Purchaser and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated;

(i) any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that is or in Purchaser’s judgment might be materially adverse to the Company or any of its affiliates or has or might have material adverse significance with respect to the value of the Company or any of its affiliates or results or may result in a material diminution of the value of the Shares or the benefits expected to be derived by Parent or Purchaser or any of their affiliates as a result of the transactions contemplated by the Offer and the Merger; or

(j) the Company or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Purchaser’s judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time prior to the expiration of the Offer, in their respective sole discretion. Notwithstanding the foregoing, Parent and Purchaser will not waive the Minimum Condition. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to any particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters and Regulatory Approvals.

General. Based upon its examination of publicly available information with respect to the Company, neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any U.S. (federal or state) or non-U.S. Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser’s current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser’s right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. DGCL §203 prohibits an “interested stockholder” (generally, the owner of 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate of such a 15% owner) of a publicly held Delaware corporation (other than a corporation that has “opted out” of the provisions of DGCL §203) from engaging in certain business combinations with the corporation for a period of three years from the time the stockholder became an interested stockholder, unless (i) prior to such time, the corporation’s board approved either the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon consummation of the transaction resulting in interested stockholder status, the interested stockholder owned at least 85% of the corporation’s voting stock, other than shares held by directors who are also officers and certain employee stock plans or (iii) the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of the corporation’s stockholders by the affirmative vote of at least 66 2/3% of the outstanding stock not owned by the interested stockholder. These requirements of DGCL §203 would, if applicable to the Merger, render stockholder approval of the Merger based solely upon a vote of the Shares owned by Purchaser following consummation of the Offer impossible even if the Minimum Condition has been satisfied unless the Offer results in Purchaser’s acquisition for at least 85% of the Company’s Common Stock. Accordingly, the Purchaser must be satisfied, in its sole discretion, that the Offer and the Merger have been approved for purposes of DGCL §203 or that the restrictions of DGCL §203 will be inapplicable to Parent and Purchaser.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than DGCL §203) purport to apply to the Offer or the Merger, the Purchaser believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated, on constitutional grounds, the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements.

Pursuant to the HSR Act, Parent intends to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC as soon as practicable. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that all waiting periods under applicable antitrust laws, including the HSR Act, expire or be terminated. See Sections 1 and 14.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

Other Laws and Legal Matters. According to the Company 10-K, the Company is an exporter to Russia, Eastern Europe, Commonwealth of Independent States, Asia, the Pacific Rim, the Middle East, Africa, South and Central America, Mexico and the Caribbean Islands. In the event that one or more non-U.S. laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant non-U.S. authority. Such government may also attempt to impose additional conditions on the Company’s operations conducted in such countries.

16. Fees and Expenses.

Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

Credit Suisse Securities (USA) LLC is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Purchaser and Parent in connection with the acquisition of the Company. Legacy Partners Group LLC is also acting as financial advisor to Parent. In its role as Dealer Manager, Credit Suisse Securities (USA) LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact Credit Suisse Securities (USA) LLC. Credit Suisse Securities (USA) LLC is being paid reasonable and customary compensation for its services as financial advisor and for its services as Dealer Manager in connection with the Offer. Legacy Partners Group LLC is being paid reasonable compensation for its services as financial advisor. Lehman Brothers has also agreed to provide financial advisory services to Parent, for which Parent may pay Lehman Brothers reasonable compensation. Credit Suisse Securities (USA) LLC, Legacy Partners Group LLC and Lehman Brothers are also each entitled to reimbursement for certain expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnification against certain liabilities and expenses in connection with their engagements, including certain liabilities under the federal securities laws.

Credit Suisse Securities (USA) LLC and its affiliates, Legacy Partners Group LLC and its affiliates and Lehman Brothers and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to Parent or its affiliates, for which they have received or may receive customary compensation. Lehman Brothers is also serving as the dealer manager in Parent’s offer to purchase the Gold Kist Notes and solicitation agent in the related consent solicitation and an affiliate of Lehman Brothers has made the Bridge Loan Commitment available to Parent. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Credit Suisse Securities (USA) LLC and its affiliates and Lehman Brothers. and its affiliates may hold positions, both long and short, for their own respective accounts and for those of their respective customers, in the Shares.

Purchaser and Parent have retained Innisfree M&A Incorporated, as the Information Agent, and Mellon Investor Services LLC, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the accompanying Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.

PROTEIN ACQUISITION CORPORATION

Dated: September 29, 2006

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1. Directors and Executive Officers of Parent.

The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each member of the Board of Directors and the Executive Officers of Parent. Unless otherwise indicated, the current business address of each person is 4845 U.S. Highway 271 North, Pittsburg, Texas 75686-0093. The business telephone number of each of such persons is (903) 434-1000. Unless otherwise indicated, each such person is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Addresses Thereof
Lonnie “Bo” Pilgrim	Chairman of the Board of Parent since July 1968

Clifford E. Butler	Vice Chairman of the Board of Parent since July 1993

O.B. Goolsby, Jr.	Director of Parent since January 2003; President and Chief Executive Officer of Parent since September 2004; President and Chief Operating Officer of Parent from November 2002 until October 2004; Executive Vice President of Prepared Foods Complexes of Parent from June 1998 through November 2002

Richard A. Cogdill	Director of Parent since September 1998; Chief Financial Officer, Secretary and Treasurer of Parent since January 1997

Lonnie Ken Pilgrim	Director of Parent since March 1985; Executive Vice President, Assistant to the Chairman of Parent since November 2004; Senior Vice President, Transportation of Parent from August 1997 to November 2004

Charles L. Black	Retired executive; Director of Parent since February 1995

Linda Chavez	President of the Center for Equal Opportunity, Sterling, Virginia, since 1995; Director of Parent since July 2004

S. Key Coker	Executive Vice President of Compass Bank, Dallas, Texas, since October 2000; Director of Parent since September 2000

Keith W. Hughes	Private Investor; Chairman and Chief Executive Officer of Associates First Capital, Dallas, Texas, 1994 to 2000; Director of Parent since September 2004

Blake D. Lovette	Food industry consultant and private investor since July 2002; President of ConAgra Poultry Company, Duluth, Georgia, from 1998 to June 2002; Director of Parent since November 2003

Vance C. Miller, Sr.	Chairman of Vance C. Miller Interests, Dallas, Texas and Chairman of the Board and Chief Executive Officer of Henry S. Miller Cos. Dallas, Texas, since 1991; Director of Parent since September 1986

James G. Vetter, Jr.	Practicing attorney since 1966; shareholder of Godwin Pappas Langley Ronquillo, LLP, Dallas, Texas; Director of Parent since 1981

Donald L. Wass, Ph.D.	President of William Oncken Company of Texas, Dallas, Texas, since 1970; Director of Parent since May 1987

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2. Directors and Executive Officers of Purchaser.

The following table lists each director and executive officer of Purchaser. The current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each of them is set forth in part 1 of the Schedule above. Unless otherwise indicated, the current business address of each person is 4845 U.S. Highway 271 North, Pittsburg, Texas 75686-0093 Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual’s name refers to employment with Purchaser.

Name	Position with Purchaser
Lonnie “Bo” Pilgrim	Director

O.B. Goolsby, Jr.	President and Director

Richard A. Cogdill	Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Director

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Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

By Mail:	By Hand Delivery:	By Overnight Courier:
Mellon Investor Services LLC Attn: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC Attn: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271	Mellon Investor Services LLC Attn: Reorganization Dept. 480 Washington Blvd. Mail Drop-Reorg Jersey City, NJ 07310

By Facsimile Transmission:

(For Eligible Institutions Only)

(201) 680-4626

To Confirm Facsimile Transmissions:

(201) 690-4860

(For Confirmation Only)

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth below. Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue

20th Floor

New York, NY 10022

Banks and Brokers Call Collect: (212) 750-5833

All Others Call Toll Free: (877) 687-1874 (from the U.S. and Canada)

or (412) 232-3651 (from outside the U.S. and Canada)

The Dealer Manager for the Offer is:

11 Madison Avenue

New York, NY 10010

(888) 575-4246